Exhibit 8.2

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

(202) 274-2000

November 14, 2011

Herald National Bank

623 Fifth Avenue

New York, New York 10022

Re:                             Material Federal Income Tax Consequences of Mergers

Ladies and Gentlemen:

We have acted as special counsel to Herald National Bank, a national bank association with its principal place of business in New York City, New York (the “Company”), in connection with the acquisition of Company by BankUnited, Inc., a Delaware corporation (“Parent”) pursuant to the Merger Agreement, dated as of June 2, 2011, by and between Parent and the Company, as amended by Amendment No. 1 to the Merger Agreement, dated as of October 28, 2011  (as amended, the “Agreement”).  In connection therewith, Parent has filed a registration statement on Form S-4 (File No. 333-175530) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance and sale by Parent of up to 1,838,013 shares of Parent’s common stock, par value $0.01 per share (the “Common Stock”), upon the consummation of the Merger of a to-be-formed wholly-owned subsidiary of Parent with and into the Company.  Subject to certain approvals and conditions, the Merger Agreement provides that the Company will be merged with and into BankUnited, Parent’s wholly-owned banking subsidiary, at the end of August 2012 (the “Subsequent Merger” and, together with the Merger, the “Integrated Mergers”).  You have asked for our opinion as to the U.S. federal income tax consequences of the Merger. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

For purposes of this opinion, we have reviewed the Registration Statement, the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)                                   The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.

(ii)                                The Integrated Mergers will be completed in the manner set forth in Sections 1.1 and 1.17 of the Agreement and in the Registration Statement, including the Proxy Statement/Prospectus of Parent and the Company contained therein.

(iii)                            The representations as to fact contained in the letters of representation from the Company and Parent to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under current federal income tax laws:

1.               Assuming the Subsequent Merger occurs as contemplated by the Agreement and the Registration Statement, the Integrated Mergers will be treated, together, as a reorganization within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to holders of Company stock as described under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the Merger and the Subsequent Merger are Treated as a Single Integrated Transaction”; and

2.               if the Subsequent Merger fails to occur, the U.S. federal income tax consequences of the Merger to holders of Company stock will be as described under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences if the Subsequent Merger Fails to Occur”.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws. Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.